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                                                                     EXHIBIT 4.3

                        EMPLOYMENT AGREEMENT - J.H. DOMAN


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference October 23, 2002,

BETWEEN:

                  RICK DOMAN, of 768 Frayne Road,
                  R. R. #1, Mill Bay, British Columbia, V0R 2P0

                  (the "Executive")

AND

                  DOMAN INDUSTRIES LTD.

                  (the "Corporation"), having its registered office at 1000 Cathedral Place, Vancouver, British Columbia

WHEREAS:

A. The Corporation is engaged in the business of integrated forestry operations, including logging, sawmilling, and the production of both kraft and dissolving pulp (collectively the "Business");

B. The Executive has served as the President and Chief Executive Officer of the Corporation since February 1, 2001 and prior to such date served in other capacities with the Corporation since January 10, 1982; and

C. The Corporation wishes to enter into this Agreement for the continuing employment of the Executive as President and Chief Executive Officer;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.       NATURE OF AGREEMENT

1.1      POSITION

         The Corporation shall continue to employ the Executive as President and Chief Executive Officer, and the Executive agrees to continue with the Corporation in such capacity, all upon and subject to the terms and conditions of this Agreement.

1.2      DUTIES AND FUNCTIONS

         The Executive shall be responsible to and shall report to the Board of Directors of the Corporation (the "Board"). The Board may vary the conditions, duties and services provided by the Executive from time to time according to the operational and other needs of the Business, provided that his duties will continue to reasonably reflect the responsibilities conferred by this Agreement. The Corporation expects the Executive to produce timely and good quality work, acting in a competent, trustworthy and loyal manner. The Executive agrees to carry out, using his reasonable best efforts and in a manner that will promote the interests of the Business, such duties and functions as the Board may request from time to time. The parties



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                                      -16-




         acknowledge that the Corporation has heretofore established committees that have assumed primary responsibility for some of the above duties, responsibilities and functions.

1.3      TERM OF AGREEMENT

         The term of this Agreement shall commence on October 23, 2002, and shall remain in force until this Agreement is terminated pursuant to
         Article 3 hereof.

1.4      FULL TIME POSITION

         Unless prevented by ill health, the Executive shall, during the Term, devote his full business time and his care and attention to the Business.

1.5      GOOD FAITH

         The Executive shall well and faithfully serve the Corporation and use his reasonable best efforts to promote its interests.

1.6      SECURITIES LAWS

         The Executive acknowledges that the Corporation is a public company whose shares are or listed for trading on the TSX Venture Exchange. The Executive shall not knowingly breach and shall use his reasonable best efforts to abide by and comply with all securities laws, regulations and rules and all stock exchange rules and policies as may be applicable. The Executive acknowledges that his failure to comply with this section 1.6 will constitute just cause for immediate termination pursuant to section 3.5 hereof. In his efforts to abide by and comply with securities laws, regulations and rules and stock exchange rules and policies, the Executive shall be entitled to rely on advice from professional advisors and experts.

2.       REMUNERATION AND BENEFITS

2.1      BASE SALARY

         The Corporation will pay to the Executive, in 24 equal instalments payable semi-monthly in arrears, an aggregate annual salary of $225,000.00 (the "Annual Base Salary") or such other amount as may be agreed upon pursuant to section 2.2, less such deductions which shall be made by the Corporation in respect of statutory remittances, including, without limitation, deductions for Income Tax, Canada Pension Plan premiums and Employment Insurance premiums.

2.2      REVIEW

         The Corporation will annually review the performance of the Executive and the amount of the Annual Base Salary provided hereunder and such amount determined by the Corporation shall not be less than the Executive's Annual Base Salary for the immediately preceding year.

         2.2.1 On or before January 31st of each year (commencing in 2003), the Corporation will annually review the performance of the Executive and the amount of the Annual Base Salary provided hereunder and such amount determined by the Corporation shall be retroactive to January 1st, and shall not be less than the Executive's Annual Base Salary for the immediately preceding year.

         2.2.2 The Annual Base Salary of the Executive commencing January 1, 2003, shall be adjusted upwards to forest industry standards as set out in the report of Mercer Human Resources Consulting (the "Mercer Report"), a copy of which is attached as Schedule "A" to this Agreement.


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2.3      BONUS

         The Executive shall be eligible to receive an annual discretionary bonus based upon the performance of the Executive and that of the Corporation, which bonus shall be satisfactory to both the Corporation and the Executive and if not mutually satisfactory, then the amount of the bonus shall be based on forest industry standards and shall be decided by Mercer Human Resources Consulting, or someone chosen by them as a replacement, and whose decision shall be final and binding on both the Corporation and the Executive.

2.4      BENEFITS

         The Executive shall receive the following additional benefits during the tenure of this Agreement:

         2.4.1 Continued participation in the Corporation's benefit program generally made available to salaried head office employees of the Corporation;

         2.4.2 Continued participation in the Corporation's defined contribution pension plan and supplemental pension plan;

         2.4.3 Entitlement to participate in the incentive stock or other equity option plan (the "Option Plan") made available to officers, directors or employees of the Corporation, so that when and if options are granted thereunder to employees and/or officers, the Executive shall receive options in an amount consistent with his position as President and Chief Executive Officer. Subject to compliance with all applicable securities laws, regulations, rules and policies and all rules or policies of all applicable stock exchanges, the right to receive options pursuant to the Option Plan may, with the prior consent of the Corporation (not to be unreasonably withheld), be transferred to and from the Executive and a family trust established by the Executive. The Executive acknowledges that neither the Corporation or any of its employees, officers, agents, associates or affiliates have provided him with any tax or financial advice in respect of the foregoing; and

         2.4.4 Continued entitlement to an automobile of comparative status to the one currently provided and continuation of expenses related to its use.

2.5      VACATION

         The Executive shall be entitled each year to six (6) weeks of paid vacation, prorated for any partial year. Vacation time shall be taken by the Executive at such times so as to minimize the disruption to the Business. In the event that any vacation time shall not be taken by the Executive during any given year at the request of the Corporation, the Corporation will compensate the Executive for any such unused vacation within thirty days of the end of the given year. For greater certainty, the Executive shall not be entitled to carry over any unused vacation time into any subsequent year or years during the Term without the prior written approval of the Governance and Compensation Committee. In the event that the Executive has any unused vacation time upon the termination of the Executive's employment or at the conclusion of the Term, the Executive shall be entitled to be compensated for such unused vacation time.

2.6      EXPENSES

         The Corporation further agrees that it will reimburse the Executive for all reasonable and properly documented expenses related to the discharge of the Executive's duties under this Agreement.

2.7      INDEMNIFICATION

         Subject to any applicable laws respecting indemnification of corporate officers, the Corporation agrees to indemnify the Executive in any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Executive is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another


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         corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by the Executive and reasonably approved by the Corporation in connection with such action, suit or proceeding if the Executive acted in good faith and in a manner not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive's conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, or conviction, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Executive's conduct was unlawful. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Corporation.

3.       TERMINATION OF EMPLOYMENT

3.1      TERMINATION BY EXECUTIVE

         The Executive may terminate this Agreement upon giving the Corporation three months prior written notice of the effective date of his resignation. On receiving such notice, the Corporation may elect to pay the Executive in lieu of working the notice period, in which case the termination will be effective immediately.

3.2      TERMINATION BY THE EMPLOYER

         The Corporation may terminate this Agreement at any time, without cause.

3.3      TERMINATION FOR PERMANENT DISABILITY

         The Corporation may terminate this Agreement for permanent disability of the Executive without notice. "Permanent disability" shall mean any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Corporation, which: (i) prevents the Executive, to a substantial degree, from performing his obligations hereunder as an executive officer of the Corporation; and (ii) has existed for either a continuous period of 120 days or a total of 180 days in any period of 365 consecutive days.

3.4      TERMINATION ON DEATH

         This Agreement shall automatically terminate without notice upon the death of the Executive.

3.5      TERMINATION FOR CAUSE

         The Corporation may terminate this Agreement for Cause without notice. "Cause" shall consist of any event or circumstance that would constitute cause for termination of employment at law or a breach of section 1.6 hereof.

3.6      COMPENSATION ON TERMINATION

         On termination of this Agreement under 3.1, 3.2, 3.3, 3.4, or 3.5, the Corporation shall pay the Executive (or the Executive's estate if termination is under 3.4):

         3.6.1    an amount equal to twice the Annual Base Salary;

         3.6.2 any accrued vacation up to and including for the notice period in accordance with section 2.5;


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         3.6.3    any expense reimbursement amounts accrued to the effective date of termination in accordance with section 2.6;

         3.6.4 a good faith and reasonable estimate of any bonus to which the Executive would have been entitled for the notice period pursuant to section 2.3;

         3.6.5    any option rights under 2.4.3; and

         3.6.6 vehicle entitlement as per 2.4.4 for twenty-four months following termination.

3.7      FIDUCIARY DUTY

         The Executive acknowledges that his is a position of authority and responsibility with the Corporation and as such he has and will continue to acquire and develop unique and valuable contacts, skills and talents during the term of this Agreement. Accordingly, upon termination of this Agreement, for whatever reason, the Employee agrees to conduct himself in such manner as will not breach any fiduciary or other duty he owes to the Corporation.

4.       CONFIDENTIALITY AND INTELLECTUAL PROPERTY

4.1      CONFIDENTIALITY

         The Executive understands and agrees that, in the performance of the Executive's obligations under this Agreement, the Executive has obtained and will obtain further knowledge of Confidential Information (as defined in section 4.2) relating to the Business, or the affairs of the Corporation (or any of its subsidiary or affiliated companies). The Executive agrees that the Executive shall not, without the prior written consent of the Board, either before or after termination of this Agreement:

         4.1.1 use or disclose any Confidential Information outside of the Corporation (or any of its subsidiary or affiliated companies) for any use or purpose other than those of the Business;

         4.1.2 publish any article with respect thereto that discloses Confidential Information; and

         4.1.3 except in providing the Services, remove or aid in the removal from the premises of the Business any Confidential Information or any property or material relating thereto.

4.2      DEFINITION OF CONFIDENTIAL INFORMATION

         In this Agreement, "Confidential Information" means any information or knowledge including without limitation, any formula, pattern, design, system, program, device, software, plan, budgets, costs, customer information, results of operations, process, know how, research, discovery, strategy, method, idea or compilation of information that:
         (i) relates to the Business or the affairs of the Corporation (or any of its subsidiary or affiliated companies) or to any inventions or results from its or their research and/or development activities; (ii) is private or confidential in that it is not generally known or available to the public; or (iii) gives or would give the Corporation (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it, but in any event does not include any information which (i) is public knowledge other than as a result of disclosure by the Executive, or
         (ii) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify the Corporation immediately of any such court order in order to enable the Corporation to contest such order's validity.

4.3      COPYRIGHTS

         The Executive assigns to the Corporation all copyrights and similar rights in all works created by the Executive in whole or in part in the course of rendering Services hereunder.



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4.4      COMPLIANCE WITH POLICIES

         The Executive shall abide by and carry out all policies of the Corporation placed in effect to establish and protect the Confidential Information.

4.5      INJUNCTIVE RELIEF

         The Executive acknowledges that any unauthorized disclosure or use of Confidential Information by the Executive may result in material damages to the Business or the Corporation and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive.

4.6      SURVIVAL OF OBLIGATION OF CONFIDENCE

         The obligation respecting confidentiality set out in this Article 4 shall survive termination of this Agreement for a period of five years after termination of this Agreement.

5.       CONFLICT OF INTEREST

5.1      DISCLOSURE OF CONFLICTS OF INTEREST

         The Executive shall promptly, fully and frankly disclose to the Corporation in writing:

         5.1.1 the nature and extent of any interest the Executive, or any of his Associates, has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation or any of its subsidiaries or the Business;

         5.1.2 every office the Executive, or any of his Associates, may hold or acquire, and every property the Executive or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or the Business or the duties and obligations of the Executive under this Agreement; and

         5.1.3    the nature and extent of any conflict referred to in Paragraph
                  5.1.2 above.

         In this Agreement, the expression "Associate" shall include all those persons and entities that are included within the definition or meaning of "associate" as set forth in section 2(1) of the Canada Business Corporations Act as amended from time to time, and shall also include the spouse, children, parents, brothers and sisters of the Executive.

5.2      AVOIDANCE OF CONFLICTS OF INTEREST

         The Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Executive under this Agreement or that would otherwise prevent the Executive from performing the Services hereunder, and the Executive hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

6.       GENERAL

6.1      INTERPRETATION

         If the sense or context of this Agreement so requires, the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa. In this Agreement "herein", "hereby", "hereunder", "hereof", "hereto" and words of similar import, refer to this Agreement as a whole and not to


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         any particular section or part of this Agreement. The headings and captions of sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement. All sums of money set forth in this Agreement are expressed in Canadian dollars.

6.2      BENEFIT OF AGREEMENT

         This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Corporation.

6.3      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

6.4      WAIVERS

         No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.5      SURVIVAL OF TERMS

         The representations, warranties, covenants, agreements, obligations and liabilities of the Executive under any and all of sections 3.7, 4.1, 4.3, and 5.2 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

6.6      ASSIGNMENT

         It is hereby agreed that neither party hereto may assign his or its rights or obligations under this Agreement, in whole or in part.

6.7      SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.8      LEGAL ADVICE

         The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, was not prevented nor discouraged by the Corporation from seeking and did obtain independent legal advice prior to the execution and delivery of this Agreement. The Corporation shall pay or reimburse to the Executive for all reasonable costs and expenses incurred by the Executive in negotiating the terms of this Agreement.

6.9      NOTICES

         Any demand, notice or other communication under this Agreement in connection herewith shall be sufficiently given:


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         6.9.1    by the Corporation to the Executive, if delivered personally to the Executive, or if delivered or sent by prepaid registered mail to the Executive, as the case may be, at the address of the intended recipient shown on the first page of this Agreement; and

         6.9.2 by the Executive to the Corporation, if delivered or sent by prepaid registered mail to the Chairman of the Board of Directors or any other individual empowered to receive such communication by the Board.

         Any party may change their address for notices by giving notice in writing of such change to the other parties hereto as provided above. Any notice or communication shall be deemed to have been given, if delivered as aforesaid, when delivered, and if mailed in Canada as aforesaid, on the fourth business day after the date of mailing.

6.10     FURTHER ASSURANCES

         Each party must, from time to time, execute and deliver all such further documents and instruments and all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.11     LAWS AND COURTS

         This Agreement shall be governed and interpreted in accordance with the laws of Province of British Columbia and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of the Province of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

6.12     COPY OF AGREEMENT

         The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written

SIGNED, SEALED AND DELIVERED by RICK DOMAN            )
DOMAN in the presence of:                             )
                                                      )
                   "S. Patterson"                     )                          /s/ "J.H. Doman"
-----------------------------------------------------       -------------------------------------------------------
Witness                                               )     RICK DOMAN
                  Susan Patterson                     )
-----------------------------------------------------
Address                                               )
              305-1475 W. 11th Avenue                 )
-----------------------------------------------------
                                                      )
              Vancouver, B.C. V6Y 1K9                 )
-----------------------------------------------------
Occupation                                            )
              Administrative Secretary



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
                                                              DOMAN INDUSTRIES LTD.
By:                      "H.S. Doman"
          --------------------------------------------
Name:                   /s/ H.S. Doman
          --------------------------------------------
Title:                     Chairman
          --------------------------------------------

ADDENDUM to the Employment Agreement made between RICK DOMAN (the "Executive") and DOMAN INDUSTRIES LTD. (the "Corporation") dated for reference October 23, 2002.

Paragraph 3.1 is amended by adding the following to the end of this section:

                  "The Executive agrees not to terminate this Agreement during the currency of the Company's filing under the CCAA."

Paragraph 3.6 is amended by deleting the reference to "3.5" from this section and adding the following as paragraph 3.6.7:

                  "Notwithstanding any other section of this Agreement, the Executive agrees that he shall have no entitlement to any payment under 3.6.1, 3.6.4 or 3.6.6 of this section of the Agreement if he terminates the Agreement pursuant to section
                  3.1 except pursuant to an agreement which may be subsequently negotiated between the Executive and the Corporation as a form of retiring allowance, provided that the Executive retains his ability to terminate the Agreement on the basis of constructive dismissal by the Corporation and to seek damages in lieu of termination pay in those circumstances."

IN WITNESS WHEREOF this Addendum has been executed by the parties hereto as of the 23rd day of October, 2002.

SIGNED, SEALED AND DELIVERED by RICK DOMAN in the   )
presence of:                                        )
                                                    )
                    "Barry Dong"                    )                   "J.H. Doman"
---------------------------------------------------       ----------------------------------------
Witness                                             )     RICK DOMAN
                  Barry Y.F. Dong                   )
---------------------------------------------------
Address                                             )
               Barrister & Solicitor                )
           Suite 2300 - 1055 Dunsmuir St.
---------------------------------------------------
                   P.O. Box 49127                   )
              Vancouver, B.C. V7X 1J1               )
---------------------------------------------------
Occupation                                          )

DOMAN INDUSTRIES LTD.

Per:                    "H.S. Doman"
      ---------------------------------------------
                    Authorized Signatory